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                                                                     EXHIBIT 3.1

              SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION

                                       OF

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

(Under Sections 18-202 and 18-208 of the Delaware Limited Liability Company Act)

         The undersigned hereby amends and restates the certificate of formation of American Casino & Entertainment Properties LLC under the Delaware Limited Liability Company Act (the "LLC Act") and hereby certifies:

                  First: The name of the limited liability company is AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (the "Company").

                  Second: The address of the registered office of the Company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent of the Company in Delaware for service of process is Corporation Service Company, whose address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                  Third: Purpose. The character and general nature of the business to be conducted by the Company is to own an indirect interest in entities that will operate, manage and conduct gaming in gaming facilities on or within each of the following premises known as "The Stratosphere Casino Hotel and Tower," located at 2000 Las Vegas Boulevard South, Las Vegas, Nevada; "Arizona Charlie's Decatur," located at 740 South Decatur Boulevard, Las Vegas, Nevada and "Arizona Charlie's Boulder," located at 4575 Boulder Highway, Las Vegas, Nevada. The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware.

                  Fourth: Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in the Certificate of Formation of the Company, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the "Commission"). If at any time the Commission finds that a member that owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital

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         account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

                  Fifth: Determination of Unsuitability. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company. At that time the Company shall, within ten (10) days from the date that the Company receives notice from the Commission, return to the member in cash or cash equivalents, the amount of his or her capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

                  Sixth: Redemption of Interest. Notwithstanding the foregoing, if a member is found by the Commission to be unsuitable, to the extent permitted by applicable law and the Commission, the Company shall have the right to redeem such member's interest in the Company as provided in the Company's operating agreement.

                  This amended and restated certificate of formation has been duly executed and is being filed in accordance with Section 18-208 of the LLC Act.

         In Witness Whereof, the undersigned, the member within the meaning of Sections 18-202, 18-204 and 18-208 of the LLC Act, has signed this Second Amended and Restated Certificate of Formation on January 22, 2004.

                                        SOLE MEMBER:

                                        AMERICAN ENTERTAINMEMT PROPERTIES CORP.

                                        By: /s/ Richard P. Brown
                                            ------------------------------------
                                            Name: Richard P. Brown
                                            Title: President and Chief
                                                   Executive Officer